PROSPECTUS SUPPLEMENT NO. 8

                                  $792,000,000

                           ANIXTER INTERNATIONAL INC.
                     LIQUID YIELD OPTION(TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                           COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

     This prospectus supplement supplements the prospectus dated August 30, 2000 of Anixter International Inc., as supplemented September 8, 2000, September 15, 2000, September 29, 2000, October 10, 2000, October 17, 2000, November 20, 2000
and December 1, 2000 relating to the sale by certain of our securityholders (including their pledgees, donees, transferees or other successors) of up to $792,000,000 principal amount at maturity of LYONs and up to 5,908,558 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entity named below as a Selling Securityholder.

                                                                   AGGREGATE
                                                                PRINCIPAL AMOUNT
                                                                  OF LYONS AT       NUMBER OF SHARES
                                                                 MATURITY THAT      OF COMMON STOCK
                                                                  MAY BE SOLD       THAT MAY BE SOLD
                                                                ----------------    ----------------
          Pacific Life Insurance Company....................         3,500,000            26,111

     Additionally, the following line items in the table of Selling Securityholders are hereby amended as follows:

          Chrysler Corporation Master Retirement Trust......      $  7,715,000            57,556
          Delta Airlines Master Retirement Trust............         1,985,000            14,808
          McMahan Securities Co. L.P........................            70,000               522
          Motion Picture Industry Health Plan -- Active
            Member Fund.....................................           895,000             6,676
          Motion Picture Industry Health Plan -- Retiree
            Member Fund.....................................           450,000             3,357
          OCM Convertible Trust.............................         3,245,000            24,208
          Partner Reinsurance Company, Ltd..................         1,530,000            11,414
          State Employees' Retirement Fund of the State of
            Delaware........................................         3,900,000            29,095
          State of Connecticut Combined Investment Funds....         8,705,000            64,941
          Vanguard Convertible Securities Fund, Inc.........         9,075,000            67,702
                    Total...................................       773,040,000         5,767,080

     INVESTING IN THE LYONS OR THE COMMON STOCK INVOLVES RISKS DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(TM) TRADEMARK OF MERRILL LYNCH & CO.

           The date of this prospectus supplement is January 12, 2001